Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com


For immediate release



                               FOSRENOL(TM) update

Basingstoke, UK - 16th September 2002 - Shire Pharmaceuticals Group plc (LSE:
SHP.L, NASDAQ: SHPGY, TSX: SHQ CN) announces an update on FOSRENOL. Shire is in continuing discussions with the EU reference member state with whom it has filed its application to approve FOSRENOL, a phosphate binder treatment for end stage renal disease patients.

As part of the approval process Shire is in regular contact with the reference member state reviewing the substantial data set submitted. Shire has just been informed that the process of addressing the remaining issues, including external expert review, will not complete before the end of Q3 as previously indicated by the company. While Shire is confident that all outstanding questions can be answered over the coming few months, it is increasingly likely that first approval will not now be granted during 2002. Further meetings to deal with the outstanding questions are planned with the reviewing authority, and updates will be provided in due course.

Shire continues to plan for a European launch for FOSRENOL during 2003, subject to regulatory approval.


For further information please contact:

Global (outside US and Canada)
Clea Rosenfeld - Investor Relations                        +44 1256 894 160
Jessica Mann - Media                                       +44 1256 894 280

US & Canada
Gordon Ngan - Investor Relations                           +1 450 978 7942
Michele Roy - Media                                        +1 450 978 7938


Notes to editors
Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international specialty pharmaceutical company with a strategic focus on three therapeutic areas - central nervous system disorders (CNS), oncology and anti-infectives. Shire also has two platform technologies: advanced drug delivery and biologics. Shire's core strategy is based on research and development combined with in licensing and a focus on eight key pharmaceutical markets.


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For further information on Shire, please visit the Company's website:
www.shire.com


THE "SAFE HARBOUR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The statements in this press release that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event that such risks or uncertainties materialise, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialisation, the impact of competitive products, patents, government regulation and approval, and other risks and uncertainties detailed from time to time in periodic reports produced by Shire, including the Annual Report filed on Form 10K by Shire with the Securities and Exchange Commission.